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                                                                   EXHIBIT 10.35


                      PLEDGE, SECURITY AND ESCROW AGREEMENT



         This Pledge, Security and Escrow Agreement (this "Agreement") is entered into as of May 8, 1998, by and among TEKGRAF, INC., a Delaware corporation (the "Purchaser"), TEKGRAF SUB III, INC. ("Acquisition Sub"), NEW ENGLAND COMPUTER GRAPHICS, INC., a Massachusetts corporation (the "Company"), A. Lowell Nerenberg, William Rychel, Scott Barker, Robert Shumaker, Thomas Mills, Thomas Gust, and David Boston (the "Company Shareholders"), and David Boston (the "Indemnification Representative") and First Union National Bank, a national banking association (the "Escrow Agent").

         WHEREAS, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated March 25, 1998, by and among the Company, the Company Shareholders, Acquisition Sub and the Purchaser, as amended by that certain First Amendment to Agreement to Agreement and Plan of Merger, dated as of March 30, 1998 (the "Merger Agreement").

         WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the Company's and the Company Shareholders' indemnification obligations to the Indemnified Parties under the Merger Agreement on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

         2. Consent of Company Shareholders. By virtue of the Company Shareholders' approval of the Merger Agreement, the Company Shareholders who may indirectly or directly receive shares of Purchaser Common Stock pursuant to the Merger Agreement (the "Indemnifying Shareholders") have, without any further act of any Company Stockholder, consented to: (a) the establishment of this escrow to secure the Company Shareholders' indemnification obligations under Article V of the Merger Agreement in the manner set forth herein and therein, (b) the appointment of the Indemnification Representative as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Shareholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by him under this Agreement, and (c) all of the other terms, conditions and limitations in this Agreement and the Merger Agreement.

         3.       Escrow and Indemnification.

         (a) Escrow of Shares. On the Closing Date, the Purchaser shall deposit with the Escrow Agent a certificate for the number of Purchaser Shares specified in Section 5.6 of the Merger Agreement (the "Escrow Shares"), issued in the name of the Escrow Agent or its nominee. In addition, in the event the Purchaser elects, pursuant to the provisions of Section 1.3(h) of the Merger Agreement, to waive the Profit Shortfall Adjustment and the Profit Surplus Adjustment, the shares of Purchaser common stock held in the escrow account established by Section 1.3(e) of the Merger Agreement shall be transferred into the escrow


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account created pursuant to this Escrow Agreement (the "Transferred Shares"), to be treated in all respects as Escrow Shares hereunder and the Transferred Shares shall be distributed to the Company Shareholders pursuant to Section 5(a) hereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

         (b)      Indemnification. The Indemnifying Shareholders have agreed in
Article V of the Merger Agreement to indemnify and hold harmless the Indemnified Parties from and against specified Damages. The Escrow Shares shall be security for such indemnity obligation of the Indemnifying Shareholders, subject to the limitations, and in the manner provided, in this Agreement.

         (c) Dividends, Etc. Any securities distributable to the Indemnifying Shareholders in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Shares for purposes hereof. Any cash dividends distributable to the Indemnifying Shareholders in respect of the Escrow Shares shall be distributed to the Indemnifying Shareholders.

         (d) Voting of Shares. The Indemnification Representative shall have the right, in his sole discretion, on behalf of the Indemnifying Shareholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

         (e) Transferability. The respective interests of the Indemnifying Shareholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Purchaser, and no such assignment or transfer shall be valid until such notice is given.

         4. Administration of Escrow Account. The Escrow Agent shall administer the Escrow Account as follows:

         (a) If an Indemnified Party has incurred or suffered Damages for which it is entitled to indemnification under Article V of the Merger Agreement, the Indemnified Party shall, on or before the date of the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a "Claim Notice") to the Indemnification Representative and the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for such claim.

         (b) Within 20 days after delivery of a Claim Notice, the Indemnification Representative shall provide to the Indemnified Party, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representative shall: (i) agree that Escrow Shares having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Party, (ii) agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Party or (iii) contest that any of the Escrow Shares may be released from the Escrow Account to the Indemnified Party. The Indemnification Representative may contest the release of Escrow Shares having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under Article V of the Merger Agreement. If no Response Notice is delivered by the Indemnification Representative within such 20-day period, the Indemnification Representative shall be deemed to have agreed that Escrow Shares having a Fair Market

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value equal to all of the Claimed Amount may be released to the Indemnified
Party from the Escrow Account.

         (c) If the Indemnification Representative in the Response Notice agrees (or is deemed to have agreed) that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Party, the Escrow Agent shall, promptly following the earlier of the required delivery date for the Response Notice or the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Party such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Claimed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account).

         (d) If the Indemnification Representative in the Response Notice agrees that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Party, the Escrow Agent shall promptly following the delivery of the Response Notice transfer, deliver and assign to the Indemnified Party such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Agreed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account). A determination with respect to the remainder of the Claimed Amount shall be made in accordance with subsection 4(e) below.

         (e) If the Indemnification Representative in the Response Notice contests the release of Escrow Shares having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Atlanta, Georgia. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnification Representative and the Indemnified Party shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representative's Response Notice contesting the Claimed Amount. The Indemnification Representative and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Indemnification Representative's Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representatives or the Indemnified Party fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Shareholders and the Indemnified Party shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Indemnification Representative and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnification Representative, the Indemnified Party and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representative, the Indemnifying Shareholders, the Indemnified Party and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representative, the Escrow Agent shall continue to hold in the Escrow Account a number of Escrow Shares having a Fair Market Value sufficient to cover the Contested Amount (up to the number of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date (as hereinafter defined), until (i) delivery of a copy of a settlement agreement executed by the Indemnified Party and the Indemnification Representative setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such agreement or instructions; provided, however, if the claim related to a third party claim the amount of which is contested and the subject of litigation, the Escrow

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Agent shall not release the Escrow Shares being held in connection with the
Contested Amount of such third party claim until a final order or other final resolution or settlement has been entered or reached in the underlying litigation determining the amount of such claim, whereupon the Escrow Agent shall release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such final order or final resolution or settlement.

         5.       Release of Escrow Shares.

         (a) In the event that Purchaser elects, pursuant to the provisions of Section 1.3(h) of the Merger Agreement, to waive the Profit Shortfall Adjustment and the Profit Surplus Adjustment, one half of the Transferred Shares shall be distributed to the Indemnifying Shareholders on the first anniversary of the Closing Date. Promptly after the Termination Date, the Escrow Agent shall distribute to the Indemnifying Shareholders all of the Escrow Shares (including any remaining Transferred Shares) then held in escrow. Notwithstanding the foregoing, if an Indemnified Party has previously given a Claim Notice which has not then been resolved in accordance with Section 4, the Escrow Agent shall retain in the Escrow Account after the Termination Date a number of Escrow Shares (including Transferred Shares if necessary) having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Any funds so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims.

         (b) Any distribution of all or a portion of the Escrow Shares to the Indemnifying Shareholders shall be made in accordance with the percentages set forth opposite such holders' respective names on Exhibit B attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to Indemnifying Shareholders who have not, according to written notice provided by the Purchaser to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement. Any such withheld shares shall be delivered to the Purchaser promptly after the Termination Date, and shall be delivered by the Purchaser to the Indemnifying Shareholders to whom such shares would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Shareholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Exhibit B (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Shareholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Shareholder shall receive shall be rounded down to the nearest whole number; and the Escrow Agent shall sell such number of Escrow Shares as is equal to the aggregate of the fractional shares that would otherwise be distributed to the Indemnifying Shareholders and shall distribute the proceeds of such sale to the Indemnifying Shareholders other-wise entitled to a fractional Escrow Share pro rata based upon the fraction of an Escrow Shares to which each such Indemnifying Shareholder is otherwise entitled.

         6. Valuation of Escrow Shares. For purposes of this Agreement, the Fair Market Value of the Escrow Shares to be retained in the Escrow Account pending a final resolution of a claim shall be determined based upon the average of the closing prices of the Purchaser Common Stock on the Nasdaq National Market System for the twenty trading days immediately preceding the date on which the claim is made. The Fair Market Value of the Escrow Shares to be released from the Escrow Account after a final determination/resolution of a claim shall be determined based upon the average closing prices of the Purchaser's Common Stock on the Nasdaq National Market System for the twenty trading days immediately preceding the date of such final determination/resolution.

         7. Fees and Expenses of Escrow Agent. The Purchaser and the Company Shareholders as a group shall each pay one-half of the amounts required to compensate Escrow Agent for its services hereunder and, in addition, shall each pay one-half of the amounts required to reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 7

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shall be payable one-half each by Purchaser and the Company Shareholders, jointly and severally, upon demand by Escrow Agent. The obligations of Purchaser and the Company Shareholders under this Section 7 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

         8. Liability and Authority of Indemnification Representative; Successors and Assignees.

         (a) The Indemnification Representative shall incur no liability to the Indemnifying Shareholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice, the Indemnification Representative shall not be liable to the Indemnifying Shareholders.

         (b) In the event of the death or permanent disability of the Indemnification Representative, or his resignation as an Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Shareholders, with each such Indemnifying Shareholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Escrowed Shares held by such Indemnifying Shareholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term "Indemnification Representative" as used herein shall be deemed to include successor Indemnification Representatives.

         (c) The Indemnification Representative shall have full power and authority to represent the Indemnifying Shareholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Shareholders and their successors. All actions to be taken by the Indemnification Representative hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

         9. Amounts Payable by Indemnifying Shareholders. The amounts payable by the Indemnifying Shareholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 4(e), the fees of the Escrow Agent payable pursuant to Section 7 and the indemnification obligations pursuant to Section 13) shall be payable solely as follows. The Purchaser or the Indemnification Representative shall notify the Escrow Agent of any such amount payable by the Indemnifying Shareholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Purchaser. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall disburse such proceeds to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representative; provided that if the Purchaser delivers to the Escrow Agent (with a copy to the Indemnification Representative), within five business days after delivery of such notice by the Indemnification Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Purchaser and the Indemnification Representative in accordance with the procedures set forth in Section 4(e).

         10. Termination. This Agreement shall terminate upon the later of the date which is eighteen (18) months after the Date of Closing (the "Termination Date") or the distribution by the Escrow Agent of

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all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 4, 5, 7, 8, 9, 12 and 13 shall survive such termination.

         11. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

         If to the Purchaser and/or the Acquisition Sub:

                  Tekgraf, Inc.
                  6000 Lake Forrest Drive
                  Suite 110
                  Atlanta, Georgia 30328
                  Attn:  Mr. Phillip Aginsky

         If to the Company:

                  New England Computer Graphics, Inc.
                  2 Park Drive #6
                  Westford, Massachusetts  01886
                  Attn:  Mr. David Boston

         If to the Indemnification Representatives:

                  David Boston
                  2 Park Drive #6
                  Westford, Massachusetts  01886

         If to the Escrow Agent:

                  First Union National Bank
                  Attn: Corporate Trust - GA9094
                  999 Peachtree Street, NE, Suite 1100
                  Atlanta, Georgia 30309-9094
                  Attn:  Ms. Teresa L. Davis

         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.

         12.      Liability of Escrow Agent.

         (a) Escrow Agent shall have no liability or obligation with respect to the Escrowed Cash or the Escrowed Shares except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrowed Cash or the Escrowed Shares in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance

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not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrowed Cash or the Escrowed Shares, any account in which Escrowed Cash or the Escrowed Shares are deposited, this Escrow Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Purchaser and the Company Shareholders, jointly and severally, shall each promptly pay, upon demand, one-half of the reasonable fees and expenses of any such counsel.

         b. The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrowed Cash or the Escrowed Shares, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrowed Cash or the Escrowed Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         13. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Purchaser and the Company Shareholders, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Purchaser and the Company Shareholders, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Purchaser and the Company Shareholders in writing, and Purchaser and the Company Shareholders shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such

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Indemnified Party, except that Purchaser and/or the Company Shareholders shall be required to pay such fees and expenses if (a) Purchaser and/or the Company Shareholders agree to pay such fees and expenses, or (b) Purchaser and/or the Company Shareholders shall fail to assume the defense of such action or proceeding or shall fail, in the sole discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) Purchaser or the Company Shareholders is the plaintiff in any such action or proceeding or (d) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both Indemnified Party and the Company Shareholders and/or Purchaser, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company Shareholders or Purchaser. Purchaser and the Company Shareholders shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing. All such fees and expenses payable by the Company Shareholders and/or Purchaser pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Purchaser and the Company Shareholders, jointly and severally, upon demand by such Indemnified Party. The obligations of Purchaser and the Company Shareholders under this Section 13 shall survive any termination of this Escrow Agreement, and the resignation or removal of Escrow Agent shall be independent of any obligation of the Escrow Agent.

                  The parties agree that neither the payment by Purchaser or the Company Shareholders of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Cash Escrow Account or the Share Escrow Account in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Purchaser and the Company Shareholders, the respective rights and obligations of Purchaser, on the one hand, and the Company Shareholders, on the other hand, under the Underlying Agreement.

         14. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to the Purchaser and the Indemnification Representative or may be removed, with or without cause, by the Purchaser and the Indemnification Representative, acting jointly by furnishing a joint written direction to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow. Upon any such notice of resignation or removal, the Purchaser and the Indemnification Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $5,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrowed Shares and shall deliver all shares held by it in the Share Escrow Account to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

         15.      General.

         (a) Governing Law, Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

         (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         (e) Amendment. This Agreement may be amended only with the written consent of the Purchaser, the Escrow Agent and the Indemnification Representative.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                   PURCHASER

                                   TEKGRAF, INC.


                                   By:  /s/ Dan I. Bailey
                                      ---------------------------------
                                        Dan I. Bailey, President


                                   ACQUISITION SUB:

                                   TEKGRAF SUB II, INC.


                                   By:  /s/ Phillip Aginsky
                                      ----------------------------------
                                        Phillip Aginsky, Chairman


                                   ESCROW AGENT

                                   FIRST UNION NATIONAL BANK

                                   By:  /s/ Teresa L. Davis
                                      ---------------------------------
                                        Name:    Teresa L. Davis
                                        Title:   Vice President

                                      INDEMNIFICATION REPRESENTATIVE


                                      By:  /s/ David Boston
                                      --------------------------------------
                                          David Boston


                                      COMPANY:

                                      NEW ENGLAND COMPUTER GRAPHICS,
                                      INC.

                                      By:  /s/ David Boston               (SEAL)
                                         ---------------------------------
                                           David Boston, President


                                      COMPANY SHAREHOLDERS:

                                      /s/ A. Lowell Nerenberg             (SEAL)
                                      ------------------------------------
                                      A. Lowell Nerenberg


                                      /s/ William Rychel                  (SEAL)
                                      ------------------------------------
                                      William Rychel


                                      /s/ Thomas Gust                     (SEAL)
                                      ------------------------------------
                                      Thomas Gust


                                      /s/ Scott Barker                    (SEAL)
                                      ------------------------------------
                                      Scott Barker


                                      /s/ Robert Shumaker                 (SEAL)
                                      ------------------------------------
                                      Robert Shumaker

                                      /s/ Thomas Mills                    (SEAL)
                                      ------------------------------------
                                      Thomas Mills

                                      /s/ David Boston                    (SEAL)
                                      ------------------------------------
                                      David Boston

                                    EXHIBIT B
                                    ---------



Company Shareholder                         NECG Shares                         Percentage
-------------------                         -----------                         ----------
A. Lowell Nerenberg                                       5000                            27.33%
C/o Tekgraf, Inc.
620 East Diamond Avenue
Gaithersburg, MD  20877

William Rychel                                            2500                            13.66%
C/o Tekgraf, Inc.
980 Corporate Woods Parkway
Vernon Hills, IL  60061

Thomas Gust                                               2500                            13.66%
C/o Tekgraf, Inc.
980 Corporate Woods Parkway
Vernon Hills, IL 60061

David Boston                                              3293                            18.00%
C/o New England Computer Graphics, Inc.
2 Park Drive #6
Westford, MA  01886

Scott Barker                                              4000                            21.87%
1110 West Butler Road
Greenville, SC  29607

Bob Shumaker                                               500                             2.73%
1011 Plantation Drive
Simpsonville, SC  29681

Tom Mills                                                  500                             2.73%
110 Clubhouse Court
Taylors, SC  29687


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